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                                                                   EXHIBIT 10.24


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made as of July 25, 2003, by and among Funtime Hospitality Corp., an Ontario corporation ("Seller"), and Dave and Buster's, Inc., a Missouri corporation ("Purchaser").

         WHEREAS, Seller is engaged in the business (the "Business") of operating a Dave & Buster's entertainment complex at The Interchange Shopping Center in Vaughan, Ontario (the "Purchased Store"); and

         WHEREAS, Purchaser desires to purchase certain assets and assume certain liabilities of the Business, and Seller desires to sell such assets and assign such liabilities to Purchaser, each upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale.

         (a) At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all right, title and interest in and to the following assets that are owned by or under the control of Seller (collectively the "Purchased Assets"):

                  (i) Seller's leasehold interest in the real property, buildings, fixtures, plant, equipment and improvements thereon or attached thereto (collectively referred to as the "Real Estate") granted to Seller under that certain Lease dated April 22, 1999 (the "Lease"), by and between Seller and 547495 ONTARIO LIMITED, as agent for the landlord thereof (the "Landlord"), together with Seller's rights to any related security deposits;

                  (ii) All tangible personal property including, but not limited to, furniture, fixtures, leasehold improvements, games and equipment owned by Seller and located in or used in the operation of the Purchased Store;

                  (iii) All inventory (whether on hand or in transit) of food, non-alcoholic beverages, alcoholic beverages (to the extent transferable), raw materials, packaging supplies, tableware, glassware, small wares, menus, tents, Power Cards, prize coupons, midway and other customer prizes and similar items used or held for use in the Business (the "Inventory");

                  (iv) Subject to any required consents, all of Seller's rights in and under the contracts and agreements relating primarily to the Business and set forth on Schedule 1.1 (a)(iv) (the "Contracts");



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                  (v) All Seller's records and files relating primarily to the
         Purchased Assets and the Purchased Store (the "Business Records"), it being understood and acknowledged that Seller will be entitled to make and retain copies of same; and

                  (vi) Cash and cash equivalents, including any petty cash on hand (the "Cash");

                  (vii) All accounts receivables, bills receivables, notes receivables, trade accounts, book debts and insurance claims, credit card receivables, and prepaid expenses and cash deposits arising from the operation of the Business prior to Closing (the "Receivables"); and

                  (viii) To the extent transferable, all licenses, permits or other rights granted by governmental authorities used in or required or necessary for the lawful ownership or operation of the Business (the "Permits").

         (b) Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of Seller (the "Excluded Assets"):

                  (i) All Permits that are not transferable by the terms thereof or by operation of law;

                  (ii) All Seller's properties, assets, capital stock, rights, claims, contracts and goodwill relating to all businesses conducted by Seller other than the Business;

                  (iii) Seller's rights under this Agreement and the other closing agreements, certificates and instruments to be executed by Seller in connection with or pursuant to this Agreement;

                  (iv) All refunds of income taxes filed or to be filed by Seller or its affiliates; and

                  (v) All Seller's records other than the Business Records.

         1.2 Assumption of Liabilities. At the Closing, Purchaser shall assume the following categories of liabilities (collectively, the "Assumed Liabilities"):

                  (i) to the extent relating to periods on and after the Closing, all liabilities and obligations of Seller under the Permits and the Contracts;

                  (ii) Seller's obligations to the Transferred Employees as described in Section 5.4 hereof;

                  (iii) Seller's obligations to customers in respect of gift certificates and gift cards issued prior to the Closing Date to consumers for redemption at the Purchased Store (the "Gift Certificates") (it being understood that Purchaser is not assuming any obligations to governmental agencies or taxing authorities under escheatment or similar statutes in respect of the funds collected by Seller upon the sale of such Gift Certificates);

                  (iv) Seller's obligations to its customers in respect of any Power Cards, promotional items, prize coupons or other prize awards issued to a customer prior to the Closing Date;



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                  (v) All of Seller's trade accounts payable and other payables that are, in each case, incurred in the ordinary course of business within forty-five (45) days of closing (the "Payables"). The Payables shall include any and all obligations to the Transferred Employees that are assumed by Purchaser under Section 5.4 or otherwise. Notwithstanding the foregoing, if the aggregate amount of the Payables is greater than the Working Capital (as defined below) as of the Closing Date, then the dollar amount of the Payables to be assumed by Purchaser shall be reduced by an amount equal to such excess, such that the total dollar amount of the Payables assumed by Purchaser shall be equal to the Working Capital. If there are excess Payables as contemplated in the foregoing sentence, then Seller shall pay the excess payables in full at the Closing, beginning with the oldest payables first, unless otherwise directed by Purchaser. For purposes of this Agreement, "Working Capital" shall mean the sum of the Inventory (valued at cost), Cash and Receivables being acquired by Purchaser as of the Closing Date, excluding any Receivables that are older than ninety (90) days or otherwise not collectible;

                  (vi) an amount equal to Can $391,687 on finance with respect to midway equipment, which is owed to Czechmate Financing Company; and

                  (vii) all debts, liabilities, obligations, taxes, commitments and contracts in respect of the Business or the Purchased Assets arising out of periods, or incurred by Purchaser, on or after the Closing Date.

Except as specifically set forth above, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility, liability or contingent liability of Seller, or any affiliate or successor of Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise.

         1.3. Purchase Price. The consideration to be received by Seller hereunder at the Closing for the Purchased Assets ("Purchase Price") shall be U.S. $3,600,000, payable in Canadian funds as measured three (3) business days before the Closing by certified bank check or wire transfer of immediately available funds.

         1.4. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets and Assumed Liabilities in accordance with the allocations set forth on Schedule 1.6. Seller and Purchaser each agree to report the federal, provincial and local income and other tax consequences of the transactions contemplated herein in a manner consistent with such allocation.

         1.5. Section 22 Election. Purchaser and Seller shall execute jointly an election in prescribed form under Section 22 of the Income Tax Act (Canada) in respect of the Receivables and shall each file such election with their respective tax returns for their respective taxation years that include the Closing Date.

         1.6. GST Election. At the Closing, Seller and Purchaser shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Purchased Assets take place on a GST-free basis under Part IX on the Excise Tax Act (Canada) and Purchaser shall file such election with its GST return for the reporting period in which the sale of the Purchased Assets takes place.



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2. CLOSING MATTERS.

         2.1 Closing. A closing (the "Closing") to effect the purchase and sale of the Purchased Assets shall be held at the offices of Seller on October 1, 2003, or such other date as may be mutually agreed upon by the parties (the "Closing Date"). At the Closing, Seller shall execute such lease assignments, bills of sale and instruments of assignment and assumption as are necessary to convey title to the Purchased Assets and to constitute assignment and assumption of the Assumed Liabilities, as further described in Section 2.2, and Purchaser shall pay the Purchase Price to Seller. At the Closing, Seller shall pay or cause to be paid the following indebtedness of Seller and the Business (the "Extinguished Debt") at Closing (i) all amounts due under the Debenture dated February 17, 2000, between Seller and First Ontario Labour Sponsored Investment Fund, Ltd., being approximately U.S. $1,775,000, (ii) any amounts due to Toronto-Dominion Bank under a credit facility dated May 16, 2000, which is currently estimated to be approximately U.S. $225,000, (iii) any rent or other charges in arrears under the Lease, and (iv) any other payables not assumed by Purchaser. Seller shall provide documentation of the payment of such amounts and termination of any agreements or obligations (including liens) relating to the Extinguished Debt, other than the lease, as required in Purchaser's reasonable discretion. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         2.2 Closing Deliveries. The parties shall take such actions and execute such documents as are required to complete the transactions contemplated by this Agreement at the Closing, including those set forth below:

                  (a) Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

                           (i) a general conveyance and assumption of liabilities agreement substantially in the form of Exhibit A duly executed by Seller, together with such other bills of sale or instruments of conveyance, assignment or transfer as may be reasonably required by Purchaser;

                           (ii) a certificate of the President or other senior officer of Seller dated as of the Closing Date in the form of Exhibit B;

                           (iii) a certificate of the Secretary or other officer of Seller in the form of Exhibit C;

                           (iv) appropriate evidence of any consents and approvals, including the approval of Seller's shareholders;

                           (v) certificates evidencing the payment of all taxes collectable or payable by Seller in respect of the Business under provincial retail sales tax legislation of each province in which the Purchased Assets are located;

                           (vi) an opinion of Seller's counsel addressed to Purchaser and Purchaser's Solicitors substantially in the form of Exhibit D;



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                           (vii) the Termination Agreement in the form of
         Exhibit E (the "Termination Agreement"), which terminates, effective as of the Closing Date, that certain International License Agreement, International Area Development Agreement for Canada, and all related agreements, each of which were entered into by and between Seller and Purchaser (collectively, and as each of them has been amended, the "License Agreement"), and provides that any and all royalty payments or other payments due from Seller to Purchaser through and including the Closing Date shall be forgiven and the parties shall have no further rights or obligations under the License Agreement, except those that are to specifically survive upon termination in accordance with the terms of the License Agreement;

                           (viii) the elections referred to in Sections 1.5 and 1.6; and

                           (ix) all deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, and such other agreements, documents and instruments as may be reasonably required by Purchaser to complete the transactions provided for in this Agreement.

         (b) Purchaser's Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                           (i) a general conveyance and assumption of liabilities agreement substantially in the form of Exhibit A duly executed by Purchaser;

                           (ii) a certificate of the President or other senior officer of Purchaser dated as of the Closing Date in the form of Exhibit E;

                           (iii) a certificate of the Secretary or other officer of Purchaser in the form of Exhibit F;

                           (iv) the payments referred to in Section 2.1;

                           (v) an opinion of Purchaser's Solicitors addressed to Seller and Seller's Solicitors substantially in the form of Exhibit G;

                           (vi) the elections referred to in Sections 1.5 and
                  1.6;

                           (vii) the Termination Agreement; and

                           (viii) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Seller to complete the transactions provided for in this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows.

         3.1. Organization and Good Standing of Seller. Seller is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.



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         3.2. Binding Effect. This Agreement has been or will have been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Seller is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing.



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         3.3. No Conflicts; Consents and Approvals.

         (a) Except as contemplated elsewhere herein, neither the execution and delivery by Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Seller pursuant to (i) Seller's bylaws and articles of incorporation, or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument which is material to the operation of the Purchased Store, or any judgment, order, injunction or decree by which Seller is bound, to which it is a party, or to which its assets are subject.

         (b) Except as contemplated elsewhere herein and except as set forth in
Schedule 3.3, Seller is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (c) Except as contemplated elsewhere herein and except as set forth in
Schedule 3.3, no waiver, consent, approval or authorization of any governmental or regulatory authority or instrumentality or any other person is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.4. Financial Statements and Records of Seller. No later than July 30, 2003, Seller will have delivered to Purchaser true, correct and complete copies of the unaudited balance sheet of the Business as of June 29, 2003 (the "Seller Financial Statements"), and the related statement of operations for the fiscal year then ended. The Seller Financial Statements have been presented in accordance with Canadian generally accepted accounting principles (except for the absence of footnotes and as otherwise noted therein) and present fairly, in all material respects, the assets, liabilities and financial position of the Business as of the date thereof and the results of operations thereof for the periods then ended.

         3.5. Absence of Certain Changes. Since June 29, 2003, Seller has not (except as may result from the transactions contemplated by this Agreement or as set forth on Seller Financial Statements, and except changes relating generally to the economy or the restaurant industry) (i) suffered any adverse change in its results of operations or financial condition, other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Business (a "Business Material Adverse Effect"); (ii) suffered any material damage or destruction to or loss of the Purchased Assets not covered by insurance; or (iii) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in the Assumed Liabilities.

         3.6. No Material Undisclosed Liabilities. There are no material liabilities or obligations of the Business of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued, or reserved against on Seller Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since June 29, 2003.

         3.7. Tax Liabilities. Seller has paid all federal, provincial and municipal taxes or similar charges in the nature of a tax required to be paid by it, including those with respect to income, goods and



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services, payroll, property, withholding, Canada Pension Plan, unemployment, franchise, excise and sales taxes, and has filed all federal, provincial or municipal tax returns and reports required to be filed by it, to the extent that the same relate to the Purchased Assets or the operations of the Business, and has either paid in full all such taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Seller with respect to any such tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of Seller, claimed or proposed) against Seller, nor has Seller received notice of any such deficiency, delinquency or default.

         3.8. Title to Properties. Seller has, and will convey to Purchaser at Closing, good and marketable title to the Purchased Assets, free and clear of any lien, claim or encumbrance, except as reflected in Seller Financial Statements or notes thereto and except for the following liens and encumbrances ("Permitted Liens"):

                  (i) liens for taxes, assessments or other governmental charges not yet due and payable;

                  (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;

                  (iii) liens set forth on Schedule 3.8 hereto; and

                  (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

         3.9. Condition of Assets. All of the Purchased Assets (other than inventory) are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any defects known to Seller, except such minor defects as do not substantially interfere with the continued use thereof.

         3.10 Real Estate.

                  (a) Seller has a valid, binding and enforceable leasehold interest in and to the sites for the Real Estate. A true, complete and correct copy of the Lease has been made available to Purchaser. As of the Closing, the leasehold interests of Seller are subject to no lien or other encumbrance, and Seller is in quiet possession of the properties covered by such interests.

                  (b) Each of the buildings, structures and improvements situated on the Real Estate is in good condition and repair, reasonable wear and tear excepted, and is adequate and sufficient to carry on the Business as presently conducted.



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                  (c) Seller has made available to Purchaser, and will transfer possession to Purchaser at Closing, with respect to all of the Real Estate, in each case to the extent in the possession of Seller: (i) real estate tax certificates for previous years, current real estate tax statements, and receipts for current real estate taxes (if available); (ii) copies of all certificates of occupancy, if any; (iii) originals of any tags, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction and all other records, files and correspondence relating to the operation and maintenance of the Real Estate which have not been previously delivered; (iv) "as built" and other surveys; and (v) any environmental site assessments.

                  (d) To the extent in the possession of Seller, the file copies of the leasehold title policies with respect to the Real Estate (collectively the "Title Policies") have been made available to Purchaser.

                  (e) There is no material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the ownership and/or use of the Real Estate. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

                  (f) Seller has not received any notice that either the whole or any portion of the Real Estate is to be condemned, requisitioned or otherwise taken by any public authority. Seller has no knowledge of any public improvements that may result in special assessments against or otherwise adversely affect any of the Real Estate.

                  (g) Except as set forth on Schedule 3.10 and in each case solely in respect of the Real Estate:

                           (i) Seller is not in violation or alleged violation
                  of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation those arising under any federal, provincial or municipal statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

                           (ii) Seller has not received written notice from any
                  third party, including without limitation any federal, provincial or municipal governmental authority, (A) that Seller or any of its predecessors in interest has been identified by any federal, provincial or municipal agency as being in violation of Environmental Laws; (B) that any hazardous waste, as defined or otherwise determined by applicable Environmental Laws, any hazardous substance as defined or otherwise determined by applicable Environmental Laws or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which Seller or any of its predecessors in interest has generated, transported or disposed of has been found at any site at which a federal, provincial or municipal agency or other third party has conducted or has ordered that Seller or any of its predecessors in interest conduct a remedial investigation, removal or other response action pursuant to



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                  any Environmental Law; or (C) that Seller or any of its
                  predecessors in interest is or shall be named a party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

                           (iii) (A) no portion of any of the Real Estate or any
                  other real property owned, leased or operated by Seller has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by Seller, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; and (C) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any of such properties except in accordance with applicable Environmental Laws.

         3.11. Litigation and Governmental Claims. There is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which Seller is a party or to which its assets are subject which would, if decided against Seller, individually or in the aggregate, have a Business Material Adverse Effect. To the knowledge of Seller, there are no such proceedings threatened which would, if decided against Seller, individually or in the aggregate, have a Business Material Adverse Effect.

         3.12. Suppliers. Schedule 3.12 sets forth a list of all vendors or other suppliers from or through whom Seller has purchased goods and services relating primarily to the Business, other than utilities, in excess of $15,000 in the aggregate during the twelve (12) month period ending June 29, 2003. Except as set forth on Schedule 3.12, there are no claims pending or, to the knowledge of Seller overtly threatened, by any of such suppliers.

         3.13 Permits. Seller holds all Permits which are required to permit it to conduct the Business as presently conducted, except where the failure to hold such Permits would not have a Business Material Adverse Effect, and all such Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be likely to have a Business Material Adverse Effect.

         3.14. Employment Matters. Schedule 3.14 lists all the employees of Seller engaged in the Business as of the date of this Agreement and the age, position, status, length of service, compensation and benefits of each of them, respectively. Except as set out in Schedule 3.14, Seller is not a party to or bound by any contracts or requirements of applicable law in respect of any employee engaged in the Business, including:

                  (a) any contracts or arrangements for the employment or statutory re-employment of any employee engaged in the Business; or



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                  (b)      any bonus, deferred compensation, profit sharing,
                           retirement, hospitalization insurance, or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in Schedule 3.20.

Seller does not participate in or offer to its employees any form of pension plan.

There are no disputes of a material nature pending between Seller and any of the employees engaged in the Business. In connection with the Business, Seller has complied in all material respects with all employment laws including any provisions thereof relating to wages, hours and the payment of applicable employment-related taxes, and is not liable for any material arrears of wages or any employment-related taxes or penalties for failure to comply with any of the foregoing.

                  Except as set out in Schedule 3.14:

                  (a) Seller is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees of the Business;

                  (b) Seller is not currently engaged in any labor negotiation;

                  (c) Seller is not a party to any application, complaint or other proceeding under any statute;

                  (d) the Business is not engaged in any unfair labor practice and Seller is not aware of any pending or threatened complaint regarding any alleged unfair labor practices;

                  (e) there is no strike, labor dispute, work slow down or stoppage pending or threatened against the Business;

                  (f) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or threatened against the Business;

                  (g) the Business has not experienced any material work stoppage in the last two years;

                  (h) Seller is not the subject of any union organization effort;

                  (i) Seller is not the subject of any current orders or charges against it under the Occupational Health and Safety Act (Ontario); and

                  (j) all levies, assessments of any kind and penalties under the Workplace Safety and Insurance Act 1997 (Ontario) have been paid and no assessment has taken place in the last two years.

         3.15. Material Contracts. Set forth on Schedule 3.15 are complete and accurate lists of all of the following categories of contracts and commitments to which Seller is a party or bound and which relate to the Business:



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                  (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

                  (ii) leases, whether as lessor or lessee, of the Real Estate, or of any personal property providing for annual rental payments in excess of $5,000;

                  (iii) agreements providing for liens, claims or encumbrances on the Purchased Assets;

                  (iv) contracts (other than purchase orders in the ordinary course of business) with third parties that (X) involve aggregate payments by the Purchased Store of more than $5,000, (Y) do not terminate or are not terminable by Seller without penalty within 45 days after the Closing Date or (Z) contain covenants limiting the freedom of Seller to compete or deal with competitors of the other party; and

                  (v) contracts not made in the ordinary course of the Business.

To the extent requested, Seller has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Purchaser. All such contracts are valid, binding, subsisting and enforceable obligations of Seller.

         3.16. Transaction with Affiliates. Upon the occurrence of the Closing, neither Seller, nor any Affiliate of Seller will have any material interest in or will own any material property or material right used principally in the conduct of the Business. The term "Affiliate" shall mean Seller, any officer or director of Seller, any member of the immediate family of the forgoing persons or any corporation, partnership, trust or other entity in which Seller, the officers and directors of Seller or any of such family member of such persons has a substantial interest or is a director, officer, partner or trustee.

         3.17 Compliance with Laws. Seller is in compliance with all material laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Business. In respect of the Business, Seller has not been charged with, or received notice of any investigation with respect to, any material violation of any provision of any federal, provincial or municipal law or administrative regulation.

         3.18 Insurance. Schedule 3.18 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by Seller in connection with the operation of the Business or otherwise covering the Purchased Assets. Such policies of insurance are of the kind, cover such risks and are in such amounts as are consistent with prudent business practice. All such policies (i) are in full force and effect and (ii) are sufficient in all material respects for compliance by Seller with all requirements of law and all agreements to which Seller is a party. Seller is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

         3.19. Brokers and Finders. Seller has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no other person has, as a result of any agreement or action by Seller, any right or valid claim against Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

         3.20 Employee Benefit Plans.

                  (a) Schedule 3.20 lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees of Seller engaged in the Business or former employees of Seller engaged in the Business which are currently maintained or were maintained, at any time in the last five calendar years (the "Plans"). None of the Plans is a registered pension plan under Applicable Employee Benefit Laws (as defined below).

                  (b) All of the Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Plans ("Applicable Employee Benefit Laws"). No fact or circumstance exists that could adversely affect the tax-exempt status of an Plan.

                  (c) All obligations regarding the Plans have been satisfied, there are no outstanding defaults or violations by any party to any Plan and no taxes, penalties or fees are owing or exigible under any of the Plans.

                  (d) Seller may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Plan and take contribution holidays under or withdraw surplus from each Plan, subject only to approvals required by Applicable Employee Benefit Laws.

                  (e) No Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Plan required to be registered.

                  (f) All contributions or premiums required to be made by Seller under the terms of each Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Plans, and Seller does not have, and as of the Closing will not have, any liability (other than liabilities accruing after the Closing) with respect to any of the Plans. Contributions or premiums will be paid by Seller on an accrual basis for the period up to the Closing even though not otherwise required to be made until a later date.

                  (g) No amendments have been made to any Plan and no improvements to any Plan have been promised and no amendments or improvements to a Plan will be made or promised before the Closing.

                  (h) There have been no improper withdrawals, applications or transfers of assets from any Plan or the trusts or other funding medium relating thereto, and neither Seller nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Plans or the trusts or other funding medium relating thereto.

                  (i) Subject to approvals under Applicable Employee Benefit Laws, Seller may amend, revise or merge any Plan or the assets transferred from any Plan with any other arrangement, plan or fund.

                  (j) Seller has furnished to Purchaser true, correct and complete copies of all the Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Plan, all material internal memoranda concerning the Plans, copies of material correspondence with all regulatory authorities with respect to each Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Purchaser pursuant to this Section 3.20.

                  (k) Each Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 3.20.

                  (l) None of the Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Plans.

                  (m) All employee data necessary to administer each Plan has been provided by Seller to Purchaser and is true and correct.

                  (n) No insurance policy or any other contract or agreement affecting any Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Plan is reasonable and sufficient to provide for all incurred but unreported claims.

                  (o) Except as disclosed in Schedule 3.20, none of the Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

                  (p) In general, there are no facts or circumstances that could, directly or indirectly, subject Purchaser or any of its affiliates to any material liability of any nature with respect to any Plan. It is expressly acknowledged by Seller that no such liability shall constitute an Assumed Liability within the meaning of Section 1.2 hereof.

         3.21 Deductions at Source. Seller has fulfilled all requirements under the Income Tax Act (Canada) and the Regulations thereto, the Canada Pension Plan, the Employment Insurance Act (Canada) and any applicable provincial legislation, for withholding of amounts from employees and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

         3.22 Residence of Seller. Seller is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada).

         3.23 GST. The Purchased Assets constitute all or substantially all of the property that can reasonably be regarded as being necessary for Purchaser to be capable of carrying on the Business. Seller is a "registrant" under Part IX of the Excise Tax Act (Canada).

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

         4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

         4.2. Corporate Power and Authority. Purchaser has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

         4.3. Binding Effect. This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of it, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.4. No Conflicts; Consents and Approvals.

         (a) Except as contemplated elsewhere herein, neither the execution and delivery by Purchaser of this Agreement nor the consummation by it of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Purchaser pursuant to (i) Purchaser's certificate of incorporation or bylaws or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument which is material to Purchaser's ability to consummate the transactions contemplated hereby.

         (b) Except as contemplated elsewhere herein, Purchaser is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (c) Except as contemplated elsewhere herein and except as set forth in
Schedule 4.4, no waiver, consent, approval or authorization of any governmental or regulatory authority or instrumentality or any other person is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.5. Brokers and Finders. Purchaser has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by Purchaser any right or valid claim against Seller or any of Seller's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

         4.6. GST. Purchaser is a "registrant," or will be at Closing, under
Part IX of the Excise Tax Act (Canada).

5. CERTAIN COVENANTS.

         5.1. Consents and Approvals.

                  (a) Each of the parties hereto shall, and shall cause each of its affiliates to, use its reasonable efforts to obtain at the earliest practicable date any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement and take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement. Without limiting the foregoing, Seller agrees to use its reasonable efforts to obtain the consent of its shareholders to the sale of the Purchased Assets hereunder, and in that regard shall call a special meeting of its shareholders and distribute such documents and circulars as necessary for such meeting as soon as practicable following the execution of this Agreement.

                  (b) Seller shall cooperate as reasonably necessary with Purchaser's efforts to obtain the required consents of alcoholic beverage agencies (the "Liquor Consents"), including the Alcohol and Gaming Commission of Ontario, to the consummation of the transactions contemplated herein, including the transfer of any applicable liquor license or licenses. Such cooperation shall include completing any application or other documents or forms required by the Alcohol and Gaming Commission of Ontario and any other governmental entity in order to process the Liquor Consents and the transfer of any and all applicable liquor license or licenses.

                  (c) Purchaser shall cooperate as reasonably necessary with Seller's efforts to obtain the consent of the lessor of the Purchased Store site to the consummation of the transactions contemplated herein and the assignment of the Lease to Purchaser, on terms acceptable to Purchaser (the "Landlord Consent").

                  (d) Nothing in this Section 5.1 shall require a party to expend any monies to obtain any approval or consent required hereunder, except for customary attorneys' fees and filing fees incidental to the transactions contemplated hereby or as otherwise specifically required under this Agreement.

         5.2. Access to Information and Purchased Restaurant.

                  (a) Between the date of this Agreement and the Closing Date, Seller will provide to Purchaser and its accountants, counsel and other authorized representatives reasonable access to the premises, management, employees, vendors, customers, properties, contracts, commitments, books and records of the Business and will cause its officers to furnish to Purchaser and its authorized representatives such financial, technical and operating data and other information pertaining to the Business, as Purchaser shall from time to time reasonably request.

                  (b) Between the date of this Agreement and the Closing Date, Seller will provide to Purchaser copies of the unaudited balance sheets and results of operations for the Business for monthly periods subsequent to June 29, 2003, including any audit of the financial statements of Seller's year ended June 29, 2003, if Seller chooses to have one completed, as promptly as practicable after the preparation thereof.

                  (c) Purchaser and its representatives shall maintain the confidentiality of all information (other than information which is generally available to the public or is available to Purchaser by virtue of its licensor relationship with Seller) concerning Seller acquired pursuant to the transactions contemplated hereby in the event that the sale of the Purchased Assets is not consummated. All files, records, documents, information, data and similar items relating to the confidential information of Seller shall remain the exclusive property of Seller prior to the Closing and shall be promptly delivered to Seller upon any termination of this Agreement.

         5.3. Maintenance of Business and the Purchased Assets.

                  (a) Seller covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Purchaser, it will refrain from doing any of the following in respect of the Business: (i) entering into any transaction other than in the ordinary course of business, (ii) permitting any encumbrance, mortgage or pledge on any Purchased Asset, (iii) disposing of any material Purchased Asset except for the sale of inventory in the ordinary course of business, (iv) amending, renewing or modifying any of the Contracts without the prior written consent of Purchaser, (v) entering into any employment contract or make any change in the compensation payable or to become payable to any of its officers, executives or managers or other employees engaged primarily in the Business, other than anniversary increases or promotions consistent with past practice, (vi) amending any of its leases relating to the Real Estate or (vii) entering into any agreement, commitment or arrangement with respect to the foregoing. Without limiting the foregoing, Seller agrees that it will not make any capital expenditure, nor will it enter into any new contract or amend any existing contract, unless it first notifies Purchaser and receives Purchaser's prior written consent.

                  (b) Without the consent of Purchaser, Seller shall not transfer or terminate the employment of any employee engaged in the Business to any other restaurant operated or affiliated with Seller or its affiliates.

                  (c) Seller shall maintain insurance, in respect of the Business and Purchased Assets, of the kind, in the amount and with the insurers as currently maintained or equivalent insurance with substitute insurers.

         5.4. Employees.

                  (a) Purchaser may, in its discretion, offer employment, as of the Closing Date, to some or all salaried and hourly employees employed by Seller in the Business immediately prior to Closing, including those employees on vacation, leave of absence, disability or layoff. The employees of Seller who accept employment with Purchaser after the Closing Date are hereinafter referred to as the "Transferred Employees". Purchaser shall assume all accrued salary, wages, unpaid vacation, personal days and bonuses due to the Transferred Employees as of the Closing Date and not otherwise paid by Seller at Closing.

                  (b) Except as set forth in subsection (c) below, Seller shall retain responsibility for any liability under its Plans (as defined in Section 3.20) in respect of periods prior to the Closing Date.

                  (c) Except to the extent otherwise expressly provided herein, neither Purchaser nor its affiliates shall be obligated to provide any severance or separation pay benefits to any Transferred Employee on account (in whole or in part) of the transactions contemplated by this Agreement, and such benefits (if any) shall be payable by Seller.

         5.5. No Shopping. From the date hereof through and until the earlier of termination of this Agreement or Closing, neither Seller nor any of its affiliates, employees, officers, directors, agents or advisors shall, directly or indirectly, (a) solicit, initiate or encourage any inquiries, proposals or offers from any third party relating to any acquisition of the Business or the Purchased Assets, or (b) with respect to any effort or attempt by any third party to do or seek any of the foregoing, (i) participate in any discussions or negotiations, (ii) furnish to any third party any information with respect to, or afford access to the properties, books or records of or relating to, the Business or Purchased Assets, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. Seller shall promptly notify Purchaser if any such proposal or offer or any inquiry or contact with any third party with respect thereto is made.

         5.6. Non-Solicitation of Employees. For a period of three years after the date of the Closing (the "Non-solicitation Period"), (i) Seller shall not attempt to or assist any other person in attempting to encourage any director, officer, employee or agent of Purchaser or its subsidiaries or affiliates to terminate such relationship with Purchaser or such subsidiary or affiliate, as the case may be, and (ii) Purchaser shall not attempt to or assist any other person in attempting to encourage any director, officer, employee or agent of Seller or its subsidiaries or affiliates to terminate such relationship with Seller or such subsidiary or affiliate.

         5.7. Non-Competition. None of Seller nor any of their Affiliates, shall own, operate or manage, either directly or through any subsidiary or affiliated company, in the Province of Ontario for a period of three (3) years from and after the Closing Date any business that competes with the Business as it is operated as of the Closing Date.

         5.8. Purchase Of Tail Coverage By Seller. For any "claims made" policy of insurance that is in effect as of the date of this Agreement with respect to the Business, Seller will purchase insurance coverage or an endorsement that extends the reporting period for three (3) years from the Closing Date with respect to claims arising prior to the Closing Date.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

         6.1. Compliance. Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date, including delivery of the documents to be delivered by Purchaser under Section 2.2.



                                     xviii

         6.2. Representations and Warranties. All of the representations and warranties made by Purchaser in this Agreement and in all certificates and other documents delivered by Purchaser to Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         6.3. Third Party Consents. Seller shall have obtained all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby, including the consent of Seller's shareholders, and such consents shall be in full force and effect.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. Except as may be waived by Purchaser, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         7.1. Compliance. Seller shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date, including delivery of the documents to be delivered by Seller under Section 2.2.

         7.2. Representations and Warranties. All of the representations and warranties made by Seller in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         7.3. Seller Consents. Seller shall have received (a) the Landlord Consent, which shall be in form and substance satisfactory to Purchaser and its counsel, and (b) the consent of Seller's shareholders to this Agreement and the sale of the Purchased Assets, and such consents shall be in full force and effect.

         7.4. Third Party Consents. Purchaser shall have obtained all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby, and such consents shall be in full force and effect. Purchaser shall have obtained the approval of its Board of Directors with respect to the transactions contemplated by this Agreement. Purchaser shall have obtained the consent of its lenders with respect to the transactions contemplated by this Agreement.

         7.5. Due Diligence. Purchaser's due diligence investigation of the Business and Purchased Assets shall have been completed to Purchaser's sole satisfaction; provided, however, that if Purchaser has not notified Seller of the failure of this condition within fifty (50) days after the date of this Agreement, the condition set forth in this section shall be deemed to have been satisfied.

         7.6. Schedules. Seller shall have delivered to Purchaser all schedules required to be attached hereto, but which were not attached as of the date of this Agreement, and the form and content of such schedules shall be acceptable to Purchaser in its sole discretion.

         7.7. Bulk Sales Compliance. Seller shall have provided to Purchaser evidence satisfactory to Purchaser that the bulk sales legislation in each of the provinces in which the Purchased Assets are located has been complied with or that the sale of the Purchased Assets is exempt from compliance with such legislation.

8. INDEMNIFICATION.

         8.1. Indemnification of Purchaser. Subject to the limitations set forth in Sections 8.3 and 8.4, Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting income tax benefits to Purchaser, (A) because of the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement or (B) in respect of any liability of the Purchased Store (other than the Assumed Liabilities) relating to periods at or prior to the Closing; and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

         8.2. Indemnification of Seller. Subject to the limitations set forth in Sections 8.3 and 8.4, Purchaser shall indemnify and hold Seller harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Seller, net of any resulting income tax benefits to Seller, (A) because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or (B) in respect of any of the Assumed Liabilities, or in respect of any liability of the Purchased Store relating to periods after the Closing; and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

         8.3. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive until the first anniversary of the Closing Date (except for the representations pursuant to Section 3.7 and 3.10(g), which shall survive until the third anniversary of the Closing Date, and those under Section 3.8, which shall survive indefinitely). Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

         8.4. General Rules Regarding Indemnification. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                  (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or
         8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                  (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

                  (e) An indemnified party shall not make any claim hereunder unless and until it has incurred damages and expenses of a cumulative aggregate in an amount (the "Basket Amount") equal to $10,000, and shall thereafter be entitled to make a claim only for amounts incurred in excess of such Basket Amount.

         9. MISCELLANEOUS.

         9.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

                  (i) by mutual consent of Seller and Purchaser;

                  (ii) by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of Seller set forth herein or if there has been any material failure on the part of Seller to comply with its obligations hereunder;

                  (iii) by Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder;

                  (iv) by either Purchaser or Seller if the transactions contemplated by this Agreement have not been consummated by October 1, 2003, unless the parties otherwise agree or unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Closing Date;

                  (v) by either Purchaser or Seller if the transactions contemplated hereby violate any order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

                  (vi) by either Purchaser or Seller if Seller's shareholders have not duly authorized and approved this Agreement and the transactions contemplated by this Agreement, to the extent required by applicable law, on or before October 1, 2003;

                  (vii) by Purchaser at any time prior to September 15, 2003 if it is not satisfied for any reason, or no reason at all, with its due diligence inspection as contemplated in Section 7.5; and

                  (viii) by Purchaser if any one or more of the following occur
         (A) Purchaser does not receive the consent of its lenders to this Agreement and the transactions contemplated hereby prior to October 1, 2003, or if prior to that time such lenders indicate that they will not give such approval, (B) Purchaser's Board of Directors does not approve this Agreement prior to October 1, 2003, or if prior to that time the Board of Directors indicates that it will not give such approval, (C) Purchaser does not receive the Landlord Consent in a form and substance satisfactory to Purchaser and its counsel in their discretion, or (D) if the Permits that are to be transferred at Closing to Purchaser are not all the licenses, permits or other rights currently used by Seller, or otherwise necessary for Purchaser, in the operation of the Business.

In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination.

         9.2. Expenses. Each of Purchaser and Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. For purposes of determining the responsibility for fees and expenses in connection with the transfer of the Real Estate, Purchaser shall be responsible for all title policy premiums, title search and examination fees and survey charges; Seller shall be responsible for all deed or lease transfer taxes; and Purchaser and Seller shall bear equally any recording fees and any transfer or sales taxes in respect of personal property.



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

         9.3. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

         9.4. Public Announcements. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

         9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         9.6. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be transmitted by a reputable overnight courier service or by hand delivery or facsimile transmission, addressed as follows:

         (i)      If to Purchaser:

                  Dave and Buster's, Inc.
                  2481 Manana Drive
                  Dallas, Texas 75220
                  Attn: John Davis, Vice President and General Counsel
                  Fax:  (214) 357-9588

                  with copy to:

                  Hallett & Perrin, P.C.
                  2001 Bryan Street, Suite 3900
                  Dallas, Texas 75201
                  Attn: Bruce H. Hallett
                  Fax:  (214) 922-4170

         (ii)     If to Seller:

                  Funtime Hospitality Corp.
                  120 Interchange Way
                  Concord, Ontario L4K 5L3
                  Attn: Michael Mandel, Chairman and CEO
                  Fax:  (905) 760-7610



                                      xxiii
                  with copy to:

                  Irwin Singer
                  24 Hazelton Avenue
                  Toronto, Ontario  M5R 2E2
                  Fax:  (416)  920-0815

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, fax confirmation sheet or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         9.7. Assignment; Successors and Assigns. This Agreement may not be assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that Purchaser shall be entitled to assign this Agreement to one or more subsidiary corporations so long as Purchaser remains liable for the payment of the Purchase Price hereunder. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         9.8. GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THE PARTIES AGREE THAT ANY ACTION TO ENFORCE, INTERPRET, OR RESOLVE ANY DISPUTE WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT MAY BE BROUGHT IN DALLAS COUNTY, TEXAS, OR IN THE PROVINCE OF ONTARIO, AND ALL PARTIES HERETO AGREE THAT ANY LITIGATION DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN ONE OF THOSE JURISDICTIONS. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT THE FOREGOING IS APPROPRIATE AND AGREE NOT TO RAISE ANY ARGUMENT THAT SUCH VENUE IS IN ANY WAY UNDULY INCONVENIENT FOR ANY OF THEM, WITH THEIR EXECUTION HEREOF BEING EVIDENCE OF THEIR AGREEMENT TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.

         9.9. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         9.10. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.



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

         9.11. Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

         9.12. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           SELLER:

                                           FUNTIME HOSPITALITY CORP.,
                                           an Ontario corporation


                                           By: /s/ Michael Mandel
                                               ---------------------------------
                                           Name: Michael Mandel
                                                 -------------------------------
                                           Title: CEO
                                                  ------------------------------

                                           PURCHASER:

                                           DAVE AND BUSTER'S, INC.,
                                           a Missouri corporation


                                           By: /s/ David O. Corriveau
                                               ---------------------------------
                                           Name: David O. Corriveau
                                                 -------------------------------
                                           Title: President
                                                  ------------------------------



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